SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2010
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DENDREON CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	000-30681	22-3203193
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

3005 First Avenue
Seattle, Washington
98121
(Address of principal executive offices) (zip code)

(206) 256-4545
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On January 6, 2010, Dendreon Corporation (the “Company”) entered into a Construction Management Agreement (the “Agreement”) with Turner Construction Company (“Turner”) to retain Turner to perform construction related services and to monitor, supervise, administer and contract for the build-out and development of the Company’s new manufacturing facility located in Union City, Georgia. The Agreement provides for substantial completion and delivery of the new facility on October 28, 2010, assuming receipt of necessary construction permits and the absence of certain delays outside of Turner’s control. The Agreement provides for liquidated damages in the event Turner fails to meet the required delivery date in accordance with the Agreement. The guaranteed maximum price for the completion of all work under the Agreement is $39.9 million.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

(c) As previously announced on December 10, 2009, the Company appointed Hans Bishop to the position of executive vice president and chief operating officer, effective January 4, 2010.  In connection with Mr. Bishop’s commencement of employment, Dendreon Corporation (the “Company”) entered into an Executive Employment Agreement (the “Agreement”) with Hans Bishop, previously described in the Company’s Current Report on Form 8-K filed December 10, 2009.  A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Mr. Bishop, age 45, had served since 2008 as president of the specialty medical division at Bayer, and previously served as president of its hematology/cardiovascular division since 2007. Prior to his position with Bayer, from 2004 to 2007, Mr. Bishop served as senior vice president of global commercial operations at Chiron Corporation as well as its vice president and general manager of European biopharmaceuticals.

Item 9.01. Financial Statements and Exhibits.

(d)      Exhibits

10.1	Executive Employment Agreement dated January 4, 2010, between Hans Bishop and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION

By:  /s/ Richard F. Hamm, Jr.
Richard F. Hamm, Jr.
Senior Vice President, Corporate Development,
General Counsel and Secretary

Date: January 8, 2010

EXHIBIT INDEX
Exhibit No.	Description
10.1	Executive Employment Agreement dated January 4, 2010, between Hans Bishop and the Company